Exhibit 4.3

MB FINANCIAL, INC. AND MB FINANCIAL BANK, N.A.

STOCK DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective as of the Effective Date (as defined herein) or Such Other Date(s) Set Forth Herein

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Appendix A Grandfathered Benefits A-1

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MB FINANCIAL, INC. AND MB FINANCIAL BANK, N.A.

STOCK DEFERRED COMPENSATION PLAN

As Amended and Restated effective as of the Effective

Date or Such Other Dates Set Forth Herein

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees, and Directors, who contribute materially to the continued growth, development and future business success of the Company and any other subsidiaries, if any, that sponsor this Plan. The benefits provided hereunder shall be distributed in the form of Company Stock. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Effective Date

The Plan, as amended and restated in this document, is effective upon execution (the “Effective Date”), except those provisions which are as of such other date as may be set forth herein). The distribution of benefits vested as of December 31, 2004 (together with earnings thereon) (“Grandfathered Benefits”) shall be governed solely by the terms of Appendix A.

ARTICLE 1

Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following meanings:

1.1    “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Employee Deferral Account, (ii) the Director Deferral Account (collectively, the Employee Deferral and Director Deferral Accounts shall hereinafter be referred to as the “Deferral Account”), and (iii) the Employer Contribution Account. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2    “Annual Bonus” shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer’s annual bonus and cash incentive plans, excluding equity awards. Under no circumstances shall Annual Bonus include any long-term incentive plan earned prior to an employee becoming a Participant.

1.3    “Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Annual Bonus and/or Director’s Compensation that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Disability (if deferrals cease in accordance with Section 6.1) or Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4    “Annual Installment Method” shall be annual installment payments over the number of years selected by the Participant in accordance with the Plan, calculated as follows: Prior to the last Business Day (as defined in Section 3.7) of the year, the Account Balance of the Participant shall be multiplied by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant (including the installment being calculated). Notwithstanding the foregoing, any installment payments payable under the Plan shall constitute a single payment for purposes of compliance with Code Section 409A.

By way of example, if the Participant elects a 10 year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition. Each annual installment shall be paid on or as soon as administratively practicable following the last Business Day of the applicable year, but in no event more than 30 days after such date.

1.5    “Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, equity awards, relocation expenses, incentive payments, retention payments, change in control and severance payments, non-monetary awards, directors’ fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.6    “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7    “Beneficiary Designation Form” shall mean the form established from time to time by or at the direction of the Committee that a Participant completes, signs and returns to the Committee or its designated agent to designate one or more Beneficiaries.

1.8    “Benefit Payment Date” shall mean:

(a)    For purposes of a Short-Term Payout payable to a Participant under Article 4, any date occurring during the 60-day period beginning on January 1st of the calendar year designated by the Participant as the payment year for an Annual Deferral Amount (“Short Term Payment Year”), provided that such Short Term Payment Year shall be at least five Plan Years after the end of the Plan Year in which such amounts are actually deferred.

(b)    For purposes of a Separation from Service Benefit payable to a Participant under Article 5 who is not a Specified Employee (determined as of the date of his or her Separation from Service), any date occurring during the 90-day period beginning on the date on which the Participant experiences the Separation from Service; provided that if the Participant has elected payment pursuant to the Annual Installment Method, the Benefit Payment Date for each annual installment shall occur during the 30-day period beginning after each December 1st.

(c)    For purposes of a Separation from Service Benefit payable to a Participant under Article 5 who is also a Specified Employee (determined as of the date of his or her Separation from Service), (i) on or as soon as administratively practicable after the first date of the seventh month following the Participant’s Separation from Service date, but in no event more than 30 days after such date, or (ii) if earlier, on or as soon as administratively practicable after the date of the Participant’s death; provided that if the Participant has elected payment pursuant to the Annual Installment Method, the Benefit Payment Date for the first annual installment shall take place during the 30-day period beginning after the earlier of July 1 or December 1 to occur after the completion of the sixth (6th) month following the Participant’s Separation from Service and, for all subsequent annual installments, during the 30-day period beginning after each December 1st.

1.9    “Board” shall mean the Board of Directors of the Company or the Committee, to the extent the Board of Directors has delegated its authority hereunder to the Committee.

1.10    “Change in Control” shall mean the first to occur of any of the following events:

(a)    Any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act) directly or indirectly of securities of the Company representing 35% or more of the combined voting power of the Company’s or the Employer’s outstanding securities entitled to vote generally in the election of directors;

(b)    individuals who were members of the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a member of the Board subsequent to the Effective Date (i) whose appointment as a director by the Board was approved by a vote of at least three quarters of the directors comprising the Incumbent Board, or (ii) whose nomination for election as a member of the Board by the Company’s stockholders was approved by the Incumbent Board or recommended by the nominating committee serving under the Incumbent Board, shall be considered a member of the Incumbent Board;

(c)    consummation of a plan of reorganization, merger or consolidation involving the Company or the Employer or the securities of either, other than (i) in the case of the Company, a transaction at the completion of which the stockholders of the Company immediately preceding completion of the transaction hold more than 60% of the outstanding securities of the resulting entity entitled to vote generally in the election of its directors or (ii) in the case of the Employer, a transaction at the completion of which the Company holds more than 50% of the outstanding securities of the resulting institution entitled to vote generally in the election of its directors;

(d)    consummation of a sale or other disposition to an unaffiliated third party or parties of all or substantially all of the assets of the Company or the Employer or approval by the stockholders of the Company or the Employer of a plan of complete liquidation or dissolution of the Company or the Employer.

For purposes of clause (a), the term “person” shall not include the Company, any Executive benefit plan of the Company or the Employer, or any corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Each event comprising a Change in Control is intended to constitute a “change in ownership or effective control,” or a “change in the ownership of a substantial portion of the assets,” of the Company or the Employer as such terms are defined for purposes of Section 409A of the Code and Change in Control as used herein shall be interpreted consistently therewith.

For the avoidance of doubt, the Merger shall constitute a Change in Control.

1.11    “Claimant” shall have the meaning set forth in Section 13.1.

1.12    “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.13    “Committee” shall mean, effective at the effective time of the Merger, the Fifth Third Bank Pension, 401(k) and Medical Plan Committee, as appointed by and serving at the pleasure of the President and Chief Executive Officer of the Company.

1.14    “Company” shall mean, effective at the effective time of the Merger, Fifth Third Bancorp and any successor thereto by merger, consolidation or otherwise.

1.15    “Company Stock” shall mean, effective at the effective time of the Merger, the common stock of Fifth Third Bancorp.

1.16    “Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Code section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.17    “Default Measurement Fund” shall mean, with respect to each Participant, the Measurement Fund (as defined in Section 3.9(f)) which is a target retirement fund with a target year closest to the year in which the Participant will turn, or turned, 65.

1.18    “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.19    “Deferral Election Date” shall mean:

(a)    For purposes of deferrals of Base Annual Salary, Annual Bonus, and/or Director’s Compensation under Article 3, except as provided below, the last day of the Plan Year preceding the Plan Year during which the services related to such Base Annual Salary, Annual Bonus, and/or Director’s Compensation are to be performed; or

(b)    For a Participant who is first designated by the Committee on or after the first day of the Plan Year as being eligible to participate in the Plan, 30 days from the date such designation is communicated to the Participant.

1.20    “Director” shall mean a member of the Board.

1.21    “Director’s Compensation” shall mean fees and other compensation payable for services as a Director.

1.22    “Disability” shall be determined in accordance with Treasury Regulation 1.409A-3(i)(4). The determination of whether a Participant has a Disability shall be determined by the Committee in its sole discretion.

1.23    “Election Form” shall mean the appropriate form(s) prescribed from time to time by the Committee for a Participant to complete, sign and return to the Committee or its designated agent to make an election under the Plan.

1.24    “Employee” shall mean a person who is an employee of any Employer.

1.25    “Employer(s)” shall mean each of (a) the Company, MB Financial, Inc. and MB Financial Bank, N.A., (b) any other subsidiaries (now in existence or hereafter formed or acquired) of the Company and MB Financial Bank, N.A., any successor to any of the foregoing by merger, that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor, and (c) any successor to any of the foregoing by merger, consolidation or otherwise.

1.26    “Employer Contribution” shall mean a contribution made by an Employer on behalf of a Participant pursuant to Section 3.4.

1.27    “Employer Contribution Account” shall mean (i) the sum of the Participant’s Matching Contribution and Employer Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Employer Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Employer Contribution Account.

1.28    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.29    “Matching Contribution” shall mean a matching contribution made by an Employer on behalf of a Participant or Participants in accordance with Section 3.4.

1.30    “Merger” means the merger of MB Financial, Inc. with Fifth Third Financial Corporation (or other subsidiary of Fifth Third Bancorp) pursuant to the Merger Agreement.

1.31    “Merger Agreement” means the Agreement and Plan of Merger by and among MB Financial, Inc., Fifth Third Bancorp and Fifth Third Financial Corporation dated as of May 20, 2018.

1.32    “Participant” shall mean any Employee or Director who (i) is selected to participate in the Plan, (ii) elects to participate in the Plan, (iii) signs a Plan Agreement, Election Form and Beneficiary Designation Form, (iv) signs a Plan Agreement, Election Form and Beneficiary Designation Form that is accepted by the Committee, (v) commences participation in the Plan, and (vi) does not terminate his or her Plan Agreement. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant’s Account Balance under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.33    “Plan” shall mean the Company’s Stock Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement and Election Form(s), as they may from time to time be amended.

1.34    “Plan Agreement” shall mean a written agreement, as may be amended from time to time, that is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.35    “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.36    “Separation from Service” shall mean:

(a)    For a Participant who is an Employee, a separation from service from all Employers due to death, retirement or other termination of employment, as determined in accordance with Treasury Regulation 1.409A-1(h).

(b)    For a Participant who is a Director, a separation from service from the board of directors of the Company and all of its subsidiaries, as determined in accordance with Treasury Regulation 1.409A-1(h). For this purpose, service as a honorary or emeritus director will not constitute continuing service as a member of the board of directors of the Company or its subsidiaries.

1.37    “Separation from Service Benefit” shall mean the benefit set forth in Article 5.

1.38    “Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.39    “Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(a)    The Committee’s identification of the individuals who fall within the definition of “key employee” under Code section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “Identification Date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to:

(i)    Any safe harbor provided in Treas. Reg. §1.415(c)-2(d);

(ii)    Any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e); and

(iii)    Any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b)    Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable Identification Date.

1.40    “Trust” shall mean, if applicable, one or more trusts established pursuant to a trust agreement between the Company and the trustee named therein, as amended from time to time.

1.41    “Unforeseeable Financial Emergency” shall be determined in accordance with Treasury Regulation 1.409A-3(i)(3).

ARTICLE 2

Selection, Enrollment, Eligibility

2.1    Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees and Directors, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees and Directors to participate in the Plan. Notwithstanding the foregoing, no Employee or Director who was not a participant in the Plan as of the Effective Date shall become a Participant in the Plan.

2.2    Enrollment Requirements. As a condition to participation, each selected Employee or Director shall complete, execute and return to the Committee or its designated agent a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3    Eligibility; Commencement of Participation. Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee or its designated agent within the specified time period, that Employee or Director shall commence participation in the Plan as soon as administratively practicable following the month in which the Employee or Director completes all enrollment requirements or another date, such as the first day of the next Plan Year, as specified by the Committee. If an Employee or Director fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee or Director shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee or its designated agent of the required documents.

2.4    Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or is no longer a Director, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections as of the first day of the subsequent Plan Year.

2.5    Freeze on Participation. Notwithstanding the foregoing, participation in the Plan was closed as of December 31, 2018.

ARTICLE 3

Deferral Commitments/Employer Contributions/Crediting/Taxes

3.1    Compensation Deferrals. For each Plan Year prior to 2019, a Participant may elect to defer, as his or her Annual Deferral Amount, up to 100% of his or her Base Annual Salary, Annual Bonus and/or Director’s Compensation, as the case may be. If no election is made, or a Participant does not make a timely election, the amount deferred shall be zero. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

3.2    Election to Defer; Effect of Election Form.

(a)    General Rules. Except as provided below, a Participant must make his or her deferral election as to a Plan Year no later than the applicable Deferral Election Date and such election shall become irrevocable as of the last day of such preceding Plan Year.

(b)    Subsequent Plan Years. For each succeeding Plan Year, a Participant may revoke or make a new deferral election for the subsequent Plan Year, provided that such election is made before the applicable Deferral Election Date. In the absence of the timely delivery of such a new Election Form, the Election Form in effect at the end of the preceding Plan Year shall constitute the Participant’s irrevocable deferral election for the succeeding Plan Year.

(c)    Effect of Short-Term Payout Election. Notwithstanding the foregoing, if a Participant, pursuant to Section 4.1, elects a Short-Term Payout, such election shall be effective for the subsequent Plan Year and shall render all of a Participant’s prior deferral elections, if any, ineffective for subsequent Plan Years. To defer compensation for subsequent Plan Years, the Participant must submit a new Election Form. In the absence of the timely delivery of a new Election Form, the Participant’s deferral amount shall be deemed to be zero for the subsequent Plan Year and will remain zero for all subsequent Plan Years unless and until he or she timely delivers a new Election Form to the Committee.

(d)    Election Form. For the above elections to be valid, the Election Form must be properly completed and signed by the Participant and timely delivered to and accepted by the Committee.

(e)    Freeze on Compensation Deferrals. Notwithstanding the foregoing, no compensation deferrals shall be permitted with respect to any Plan Year after the 2018 Plan Year. The foregoing freeze shall not, however, preclude the crediting in 2019 of 2018 Annual Bonus amounts subject to a Participant’s deferral election made in 2017 with respect to such 2018 Annual Bonus.

3.3    Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year. The Director’s Compensation portion of the Annual Deferral Amount shall be withheld at the time the Director’s Compensation is paid to the Participant, whether or not this occurs during the Plan Year.

3.4    Employer Contributions.

(a)    Discretionary Matching Contributions. Each Employer, in its sole discretion, may agree to contribute on behalf of a Participant (or Participants) who is an Employee of that Employer a Matching Contribution with respect to the Plan Year.

The amount of the Matching Contribution shall be determined in relation to the Participant’s Annual Deferral Amount, or to such other compensation that the Participant makes to any other plan of deferred compensation. For any Plan Year, Matching Contributions may be made for some, but not all, Participants, and the amount of the Matching Contribution may vary from Participant to Participant, all as determined by the Employer in its sole discretion. No earnings shall be credited on any Matching Contributions until after such contributions are allocated to a Participant’s Employer Contribution Account.

(b)    Discretionary Employer Contributions. Each Employer may, but is not required to, contribute on behalf of a Participant who is an Employee of that Employer an additional Employer Contribution. For any Plan Year, Employer Contributions may be made for some, but not all, Participants, and the amount of the Employer Contribution may vary from Participant to Participant, all as determined by the Employer in its sole discretion. No earnings shall be credited on any Employer Contributions until after such contributions are allocated to a Participant’s Employer Contribution Account.

3.5    Investment of Trust Assets. Effective at the effective time of the Merger, in the event that a Trust is established, the assets of the Trust shall be invested in Company Stock or among the Measurement Funds designated by the Committee.

3.6    Vesting. A Participant shall at all times be 100% vested in his or her Deferral Account and Employer Contribution Account.

3.7    Crediting/Debiting of Account Balances; Effect of the Merger. (a) In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, for each day that the New York Stock Exchange is open (“Business Day”), amounts credited to a Participant’s Account Balance and not otherwise allocated to Measurement Funds in accordance with Section 3.9 below, shall be credited or debited to a Participant’s Account Balance as though (i) a Participant’s Account Balance were invested in Company Stock; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter was invested in Company Stock no later than the close of business on the fifth (5th) Business Day after the day on which such amounts are actually deferred from the Participant’s Base Annual Salary through reductions in his or her payroll; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in Company Stock no earlier than one Business Day prior to the distribution, at the closing price on such date. Any Employer Contributions and/or Employer Matching Contributions shall be credited to a Participant’s Employer Contribution Account no later than the end of the first calendar quarter following the Plan Year to which such contributions relate.

(b)    Notwithstanding the foregoing, at the effective time of the Merger, each share of MB Financial, Inc. common stock credited to a Participant’s Account Balance shall be converted and the Account Balance credited with 1.45 shares of Company Stock and $5.54 of cash. The cash amount shall be treated as invested in a Measurement Fund in accordance with Section 3.9(d) below.

3.8    FICA and Other Taxes.

(a)    Deferral Account. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary, Annual Bonus and Director’s Compensation that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.8.

(b)    Employer Contribution Account. When a Participant is credited with an Employer Contribution Amount or Matching Contribution Amount in his or her Employer Contribution Account, the Participant’s Employer(s) shall withhold from the Participant’s Base Annual Salary and/or Annual Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amount. If necessary, the Committee may reduce the Employer Contribution Account in order to comply with this Section 3.8.

(c)    Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

3.9    Allocating Account Balances to Mutual Funds. Effective at the effective time of the Merger, in accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, a Participant’s Account Balance may be allocated to Measurement Funds and credited and debited as a result thereof in accordance with the following rules:

(a)    Cash Portion of Merger Consideration, Post-Merger Cash Dividends of Company Stock and Post-Merger Compensation Deferrals or Employer Contributions. The amount of cash credited to a Participant’s Account Balance as a result of the Merger as described in Section 3.7, any cash dividends attributable to Company Stock credited to a Participant’s Account Balance after the effective time of the Merger and any Compensation Deferrals or Employer Contributions attributable to the 2018 Plan Year but credited to a Participant’s Account Balance after the effective date of the Merger shall be allocated to Measurement Funds in accordance with this Section 3.9 and not allocated to Company Stock under Section 3.7.

(b)    Diversification of Account Balance. After the effective time of the Merger, a Participant may elect to allocate to the Measurement Funds all or any portion of the Participant’s Account Balance which is credited to Company Stock pursuant to Section 3.7.

(c)    Election of Measurement Funds. A Participant shall be permitted to elect one or more Measurement Fund(s) (as described in Section 3.9(f) below) to which the amounts described in Section 3.9(a) and 3.9(b) shall be allocated, which Measurement Funds shall be used to determine the additional amounts to be credited to his or her Account Balance.

The Participant’s election shall be made by submitting an Election Form to the Committee that is accepted by the Committee setting forth the Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to a previously elected Measurement Fund. Elections made in accordance with the previous sentence shall be made no more frequently than daily and shall apply to the next day the New York Stock Exchange is open (“Business Day”) in which the Participant participates in the Plan and continue thereafter, unless changed in accordance with the previous sentence. In no event shall any amount described in Section 3.9(a) or any amount allocated to a Measurement Fund pursuant to Section 3.9(b) or otherwise, be allocated or reallocated to Company Stock.

(d)    Default Measurement Fund. In the event a Participant has not made an effective election to allocate amounts described in Section 3.9(a) above credited to the Participant’s Account Balance, such amounts shall be allocated to the Default Measurement Fund until such time as the Participant elects to allocate the amounts to another Measurement Fund.

(e)    Proportionate Allocation. In making any election described in Section 3.9(c) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(f)    Measurement Funds. The Participant may elect one or more measurement funds, based on such funds as are designated from time to time by Committee (the “Measurement Funds”). As necessary, the Committee may, in its discretion, discontinue, substitute or add a Measurement Fund. The Committee shall give Participants advance written notice of any such changes.

(g)    Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. Each Business Day, a Participant’s Account Balance shall be credited or debited based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any payroll period was invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to that date, no later than the close of business on the fifth (5th) Business Day after the day on which such amounts are actually deferred from the Participant’s Base Annual Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the applicable percentages, no earlier than one Business Day prior to the distribution, at the closing price on such date. Any Employer Contributions and/or Employer Matching Contributions shall be credited to a Participant’s Account Balance no later than the end of the first calendar quarter following the Plan Year to which such contributions relate. Despite the foregoing, to the extent the other amounts described in this Article 3 are paid into the Trust and the Trust assets are invested from time to time to reflect the elections made by Participants pursuant to Section 3.9(c) above, then each Participant’s Account Balance shall be debited or credited on the basis of the actual investment gains or losses of the Trust in lieu of crediting of the gains or losses in accordance with clauses (i), (ii) and (iii) above.

(h)    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the applicable trust agreement with the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

ARTICLE 4

Short-Term Payout; Unforeseeable Financial Emergencies

4.1    Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future Short-Term Payout from the Plan with respect to such Annual Deferral Amount. Subject to the Deduction Limitation and Section 4.2, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.8 above on that amount, determined at the time that the Short-Term Payout becomes payable. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out on the applicable Benefit Payment Date. By way of example, if a five year Short-Term Payout is elected for an Annual Deferral Amount deferred in the Plan Year commencing January 1, 2015, the five-year Short-Term Payout would become payable during the 60-day period commencing January 1, 2021. For purposes of this Section 4.1, “Participant” shall not include Directors.

4.2    Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers payment of a Separation from Service Benefit under Article 5, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with Article 5.

4.3    Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Separation from Service Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a deferral suspension and/or payout is approved, the deferral suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval. The payment of any amount under this Section 4.3 shall be subject to the Deduction Limitation.

4.4    Manner of Payment. All distributions made pursuant to this Article 4 shall be made in the form of Company Stock except for fractional shares and amounts credited to Measurement Funds, which shall be distributed in cash.

ARTICLE 5

Separation from Service Benefit

5.1    Separation from Service Benefit. Subject to Section 5.2 and the Deduction Limitation:

(a)    A Participant who is an Employee and experiences a Separation from Service shall receive, as a Separation from Service Benefit, his or her Employee Deferral Account and Employer Contribution Account on the Benefit Payment Date.

(b)    A Participant who is a Director and experiences a Separation from Service shall receive, as a Separation from Service Benefit, his or her Director Deferral Account on the Benefit Payment Date.

5.2    Payment of Separation from Service Benefit.

(a)    A Participant, in connection with his or her commencement of participation in the Plan, shall elect whether to receive payment of the Separation from Service Benefit in (i) a lump sum, (ii) 5 annual installments, or (iii) 10 annual installments. Annual installments shall be paid pursuant to the Annual Installment Method. Such election shall be made no later than the applicable Deferral Election Date and may be changed in accordance with Section 5.2(f) below.

(b)    If a Participant, in connection with his or her commencement of participation in the Plan, elects payment of his Separation from Service Benefit in annual installments, the Participant may elect whether, in the event of his death before all such installment payments are made, his Beneficiary should receive his remaining Account Balance in (i) installment payments over the remaining number of years and in the same amounts as the benefit would have been paid to the Participant had the Participant survived, or (ii) a lump sum.    Such election shall be made no later than the applicable Deferral Election Date.

(c)    If a Participant does not make any election with respect to the payment of the Separation from Service Benefit, then such benefit shall be payable in a lump sum to be paid on the Benefit Payment Date.

(d)    Notwithstanding the provisions of Sections 5.2(a) and (b) above, if the Participant’s Account Balance is less than the dollar limitation in effect under Code section 402(g) at the time of Separation from Service, payment of the Account Balance shall be made in a lump sum no later than 30 days after the last day of the calendar quarter in which the Participant experiences the Separation from Service; provided, however, that payment of the Account Balance to a Participant who is also a Specified Employee shall be made pursuant to Section 1.8(c). Any payment made shall be subject to the Deduction Limitation.

(e)    All distributions made pursuant to this Article 5 shall be made in the form of Company Stock except for fractional shares and amounts credited to Measurement Funds, which shall be distributed in cash.

(f)    A Participant may change his or her distribution election made pursuant to Section 5.2(a) above by submitting the applicable election form to the Committee in accordance with the following criteria. A Participant shall be permitted one (1) distribution election change.

(i)    The election shall not take effect until at least 12 months after the date on which the election is made;

(ii)    The new Benefit Payment Date for the Participant’s Separation from Service Benefit shall be 5 years after the Benefit Payment Date that would otherwise have been applicable to such benefit; and

(iii)    The election must be made at least 12 months prior to the Benefit Payment Date that would otherwise have been applicable to the Participant’s Separation from Service Benefit.

(g)    In no event shall any election under the Plan cause any amount in a Participant’s Account Balance to be distributed later than the tenth (10th) anniversary of the Participant’s Separation from Service.

ARTICLE 6

Disability Waiver

6.1    Waiver of Deferral. A Participant who suffers from a Disability may petition the Committee to be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from the Participant’s Base Annual Salary, Annual Bonus, or Director’s Compensation for the Plan Year during which the Participant first suffers a Disability. Such petition must be submitted by the 15th day of the third month following the date the participant becomes Disabled. The suspension shall take effect upon the date the petition is approved by the Committee. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(a)    Return to Work. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

ARTICLE 7

Elections Relating to Employer Contributions; 409A Transition Elections

7.1    Timing of Election. If an individual initially becomes a Participant solely as a result of the crediting of an Annual Employer Contribution Amount, such Participant shall make the appropriate elections relating to the distribution of such Amounts within 30 days after the end of the Plan Year with respect to which such Annual Employer Contribution Amount is credited.

7.2    409A Transition Elections. Notwithstanding anything in this Plan to the contrary, effective through December 31, 2008, a Participant may make new distribution elections with respect to benefits other than Grandfathered Benefits; provided that any such elections may only apply to benefits that would not otherwise be payable in 2008 and may not cause a benefit to be paid in 2008 that would not otherwise be payable in 2008. No election under this Section 7.2 shall violate any constructive receipt or other tax rule that would result in the acceleration of taxation of benefits.

ARTICLE 8

Beneficiary Designation

8.1    Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

8.2    Beneficiary Designation. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee.

8.4    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided under this Article 8 or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.5    Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 9

Leave of Absence

9.1    Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

9.2    Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 10

Termination, Amendment or Modification

10.1    Termination.

(a)    Although all the Employers anticipate that the Plan will continue for an indefinite period of time, there is no guarantee that the Plan will not terminate at any time in the future. Accordingly, the Company, by action of the Board, reserves the right to terminate this Plan at any time.

(b)    Upon termination of the Plan, the Plan Agreements of the Participants shall terminate and their Account Balances shall be distributed in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that upon Plan termination, each Employer shall accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum. Notwithstanding the foregoing, distributions shall not be made in connection with the termination of the Plan unless all the requirements of Treas. Reg. §1.409A-3(j)(4)(ix) are satisfied. After a Change in Control, the effect of termination of the Plan shall be governed by Section 10.3 below.

10.2    Amendment. Subject to Section 10.3 below relating to amendments made after a Change in Control, any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification; and (ii) no amendment or modification of this Section 10.2 or Section 11.2 of the Plan shall be effective. Such amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

10.3    Effect of Change in Control. The provisions of Sections 10.1 and 10.2 above shall govern Plan amendments and/or Plan termination following a Change in Control.

10.4    Plan Agreement. Despite the provisions of Sections 10.1 and 10.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may amend or terminate such provisions only with the consent of the Participant.

10.5    Effect of Payment. The full payment of the applicable benefit under Articles 4 or 5 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall thereafter terminate.

10.6    Action by Board of Directors. For purposes of this Article 10, any action taken by the Committee or its Chairman shall constitute actions by the board of directors or the Company or any Employer, along with actions by any other person or entity to which such board of directors has delegated its authority under this Plan.

ARTICLE 11

Administration

11.1    Appointment of Administrator. This Plan shall be administered by the Committee. The term “Committee” as used in this Plan shall also refer to the members of the Committee, either individually or collectively, as appropriate.

11.2    Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

11.3    Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such Employee.

11.4    Employer Information. To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Disability or Separation from Service of its Participants and such other pertinent information as the Committee may reasonably require.

ARTICLE 12

Other Benefits and Agreements

12.1    Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13

Claims Procedures

13.1    Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee or its designated agent a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2    Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time and shall notify the Claimant in writing:

(a)    that the Claimant’s requested determination has been made and that the claim has been allowed in full; or

(b)    that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)    the specific reason(s) for the denial of the claim, or any part of it;

(ii)    specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)    an explanation of the claim review procedure set forth in Section 13.3 below.

13.3    Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure has begun, the Claimant (or the Claimant’s duly authorized representative):

(a)    may review pertinent documents;

(b)    may submit written comments or other documents; and/or

(c)    may request a hearing, which the Committee, in its sole discretion, may grant.

13.4    Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)    specific reasons for the decision;

(b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)    such other matters as the Committee deems relevant.

13.5    Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

13.6    Disability. Claims and appeals regarding determination of disability shall be subject to the special requirements of DOL Reg. § 2560.503-1 for disability claims.

ARTICLE 14

Trust

14.1    Establishment of the Trust. The Company may establish a Trust to hold assets in connection with this Plan. In the event that a Trust is established, each Employer shall transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Employer Contribution Amounts and Matching Contribution Amounts for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

14.2    Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

14.3    Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 15

Miscellaneous

15.1    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1). In all respects, the Plan is intended to comply with the requirements of Code section 409A and all regulations issued thereunder. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

15.2    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3    Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

15.4    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.5    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at-will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.6    Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.8    Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.9    Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws principles.

15.10    Notice. Effective as of the effective time of the Merger, any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Fifth Third Pension, 401(k) and Medical Plan Committee

38 Fountain Square Plaza

MD 10GA51

Cincinnati, OH 45263

Attn: Leslie Koenig

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.11    Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries. The Company shall require any successor or assignee to expressly and unconditionally assume and agree to perform or cause to be performed each Employer’s obligations hereunder. In addition, the Company shall require the ultimate parent entity of any successor or assignee to expressly guaranty the prompt performance by such successor or assignee.

15.12    Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

15.13    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, and this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14    Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15    Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

15.16    Distribution in the Event of Taxation.

(a)    In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b)    Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust thereunder to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

15.17    Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, the Company has signed this Plan document as of February 8, 2019, effective as of the dates set forth herein.

MB FINANCIAL, INC.

By:	/s/ Rosemarie Bouman

Title:	Vice President

APPENDIX A

The following provisions govern the distribution of benefits that were earned and vested as of December 31, 2004 (including any earnings thereon). The provisions of this Appendix A mirror the Plan provisions effective as of December 31, 2004 and should be interpreted accordingly.

A.1.    Definitions.

(a)    “Account Balance” shall mean a Participant’s vested interest in the Plan as of December 31, 2004.

(b)    “Annual Installment Method” shall be annual installment payments over the number of years selected by the Participant in accordance with the Plan, calculated as follows: Prior to the last Business Day of the year, the Account Balance of the Participant shall be multiplied by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant (including the installment being calculated). Notwithstanding the foregoing, any installment payments payable under the Plan shall constitute a single payment for purposes of compliance with Code section 409A.

By way of example, if the Participant elects a 10 year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition. Each annual installment shall be paid on or as soon as administratively practicable following the last Business Day of the applicable year, but in no event more than 30 days after such date.

(c)    “Disability” shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Participant’s Employer’s long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Participant’s Employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

(d)    “Retirement,” “Retire(s)” or “Retired” shall mean severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-five (65) or (b) age fifty-five (55) with ten (10) years of service.

(e)    “Termination of Employment” or “Termination” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

(f)    “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee. A distribution will be deemed to be on account of an Unforeseeable Financial Emergency if the distribution is on account of:

(i)    Unreimbursed medical expenses (as defined in Code section 213(d)) and amounts necessary to obtain medical care for the Participant, the Participant’s spouse or any dependent;

(ii)    the purchase of the Participant’s principal residence (but not ongoing mortgage payments);

(iii)    tuition and related educational fees for the immediately forthcoming twelve (12) month period of post-secondary education for the Participant, his spouse or dependents;

(iv)    the need to prevent eviction from or foreclosure on a Participant’s principal residence.

Terms used in this Appendix but not defined above shall be defined under the terms of the Plan in effect as of December 31, 2004.

A.2.    Distribution of Benefits.

(a)    Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for payout is approved, any payout shall be made within 60 days of the date of approval. The payment of any amount under this Section A.2(a) shall be subject to the Deduction Limitation.

(b)    Withdrawal Election. A Participant (or, after a Participant’s death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her Account Balance, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the “Withdrawal Amount”). This election can be made at any time, before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. If made before Retirement, Disability or death, a Participant’s Withdrawal Amount shall be his or her Account Balance calculated as if there had occurred a Termination of Employment as of the day of the election. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within 60 days of his or her election. The payment of the Withdrawal Amount shall be subject to the Deduction Limitation.

(c)    Retirement Benefit. Subject to the Deduction Limitation, a Participant who Retires shall receive as a Retirement Benefit his or her Account Balance.

(i)    Payment of Retirement Benefit. The Committee, in its sole and unrestricted discretion, but taking into account any election made by the Participant, shall determine whether the Participant will receive distribution of all amounts payable to him under this paragraph in (i) a lump sum, (ii) five (5) annual installments or (iii) ten (10) annual installments. The Participant may change his elected form of payment by submitting an Election Form to that effect which is accepted by the Committee at least twelve (12) months prior to his or her Retirement Date. Installment payments shall be calculated and paid pursuant to the Annual Installment Method. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date the Participant Retires.

(ii)    Death Prior to Entire Payment of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary (i) over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (ii) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant’s unpaid remaining Account Balance. Payment shall be payable either in cash or in-kind, as determined in the sole discretion of the Committee, taking into account any request made by the Beneficiary.

(d)    Pre-Retirement Survivor Benefit. Subject to the Deduction Limitation, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

(i)    Payment of Pre-Retirement Survivor Benefit. The Committee, in its sole and unrestricted discretion, but taking into account any election made by the Participant, shall determine whether the Participant will receive distribution of all amounts payable to him under this paragraph, in (i) a lump sum, (ii) five (5) annual installments or (iii) ten (10) annual installments. Installment payments shall be calculated and paid pursuant to the Annual Installment Method. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death. Any payment made shall be subject to the Deduction Limitation.

(e)    Termination Benefit. Subject to the Deduction Limitation, the Participant shall receive a Termination Benefit, which shall be equal to the Participant’s Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability.

(i)    Payment of Termination Benefit. The Committee, in its sole and unrestricted discretion, but taking into account any election made by the Participant, shall determine whether the Participant will receive distribution of all amounts payable to him under this paragraph in (i) a lump sum, (ii) five (5) annual installments or (iii) ten (10) annual installments. The Participant may change his elected form of payment by submitting an Election Form to that effect which is accepted by the Committee at least twelve (12) months prior to his or her Termination Date. Installment payments shall be calculated and paid pursuant to the Annual Installment Method. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date of the Participant’s Termination of Employment. Any payment made shall be subject to the Deduction Limitation. Should the Participant die before payment of his entire Termination Benefit, Section A.2(c)(ii) shall apply.

(f)    Disability Waiver and Benefit.

(i)    Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed and shall be eligible for the benefits provided in subsections A.2(a), (b), (c), (d) or (e) in accordance with the provisions of those subsections. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, and must in the case of a Participant who is otherwise eligible to Retire, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired, at any time (or in the case of a Participant who is eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee’s determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Section A.2(c). The Disability Benefit shall be paid in a lump sum within 60 days of the Committee’s exercise of such right. Any payment made shall be subject to the Deduction Limitation.

(g)    Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

(h)    Distribution in the Event of Taxation.

(i)    In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(ii)    Trust. If the Trust terminates in accordance with Section 3.6(e) of the Trust, and benefits are distributed from the Trust to a Participant in accordance with that Section, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

(i)    Termination of Participation Benefit. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or is no longer a director, the Committee shall have the right, in its sole discretion immediately distribute the Participant’s then Account Balance as a Termination Benefit to the Participant.

(j)    Manner of Payment. All distributions made pursuant to this Section A.2 shall be made in the form of Company Stock except for fractional shares, which shall be distributed in cash.